As filed with the Securities and Exchange Commission on November 26, 2002
                                                    Registration No.  333-
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    Form S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            ------------------------

                                  VaxGen, Inc.
             (Exact Name of Registrant as Specified in Its Charter)

             Delaware                                     94-3236309
  (State or Other Jurisdiction              (I.R.S. Employer Identification No.)
of Incorporation or Organization)

                        1000 Marina Boulevard, Suite 200
                           Brisbane, California 94005
                                 (650) 624-1000

  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                             Lance K. Gordon, Ph.D.
                             Chief Executive Officer
                                  VaxGen, Inc.
                        1000 Marina Boulevard, Suite 200
                           Brisbane, California 94005
                                 (650) 624-1000

 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                                    Copy to:

                               John M. Steel, Esq.
                              Mark F. Hoffman, Esq.
                        Gray Cary Ware & Freidenrich LLP
                          701 Fifth Avenue, Suite 7000
                                Seattle, WA 98104
                                 (206) 839-4800

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|


                         CALCULATION OF REGISTRATION FEE

==========================================================================================================================
                                                               Proposed              Proposed
                                                                Maximum              Maximum
                                          Amount To Be      Offering Price      Aggregate Offering        Amount Of
   Title Of Shares To Be Registered      Registered (1)      Per Share (2)            Price         Registration Fee (3)
--------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01 per share    2,392,143            $18.36             $43,919,746             $4,041
==========================================================================================================================

(1) Includes (a) 1,602,328 shares previously registered pursuant to a registration statement on Form S-3 (File No. 333-63258) that remain eligible to be sold as of the date of the filing of this registration statement and (b) 789,815 shares of common stock issued and issuable in connection with dividends on the outstanding shares of the Series A preferred stock and additional shares of common stock that may be issued upon adjustments to the conversion price of the Series A preferred stock and exercise price of the warrants held by the selling stockholders. The additional number of shares covered by this registration statement relating to the estimated accrued dividends assumes that the Series A preferred stock remains outstanding until its scheduled redemption date and a good faith estimate of the stock price at the time of the expected dividend issuances. These numbers of shares are subject to adjustment to prevent dilution resulting from stock splits, stock dividends or similar events as specified in the terms of the convertible preferred securities and the warrants. Therefore, pursuant to Rule 416 under the Securities Act of 1933, this registration statement also covers such number of additional securities to be offered or issued in connection with conversion of the convertible preferred securities or exercise of the warrants to prevent dilution resulting from stock splits, stock dividends or similar events.

(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 based on the average of the high and low sales prices of our common stock as reported on the Nasdaq National Market on November 22, 2002.

(3) A registration fee of $1,334 relates solely to the registration of 789,815 shares of common stock not previously registered. The remaining registration fee of $2,707 was previously paid in connection with the 1,602,328 shares previously registered on Form S-3 (File No. 333-63258) that remain eligible to be sold.

                        STATEMENT PURSUANT TO RULE 429(b)

Pursuant to Rule 429 under the Securities Act, the prospectus included in this registration statement also relates to 1,602,328 shares of our common stock previously registered but not sold under our registration statement on Form S-3 (File No. 333-63258) which was declared effective on July 20, 2001. This registration statement, which is a new registration statement, also constitutes post-effective amendment no. 1 to the registration statement on Form S-3 (File No. 333-63258). Such post-effective amendment no. 1 shall hereafter become effective concurrently with the effectiveness of this registration statement and in accordance with Section 8(c) of, and Rule 429 under, the Securities Act. A registration fee of $11,201 was paid in connection with the registration of 2,027,480 shares on Form S-3 (File No. 333-63258), of which 1,602,328 shares of common stock remain eligible to be sold as of the date of the filing of this registration statement. If any such previously registered securities are sold under the registration statement on Form S-3 (File No. 333-63258) prior to the effective date of this registration statement, they will not be included in the prospectus included in this registration statement. Subject to any such sales prior to the effective date of this registration statement, the 1,602,328 shares of common stock remaining unsold from the registration statement on Form S-3 (File No. 333-63258) are hereby combined with the 789,815 shares of common stock registered pursuant to this registration statement to enable the offer and sale of up to an aggregate of 2,392,143 shares of common stock pursuant to the prospectus included in this registration statement.

We hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until we shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                 SUBJECT TO COMPLETION, DATED NOVEMBER 26, 2002

                                  VAXGEN, INC.

                        2,392,143 SHARES OF COMMON STOCK

      We sold $20.0 million of our Series A preferred stock and warrants in a private placement in May 2001. This is a prospectus for the resale by the selling stockholders listed herein, from time to time, of up to 2,392,143 shares of our common stock issuable on conversion of such Series A preferred stock, exercise of such warrants and issuance of dividends payable on the Series A preferred stock in the form of shares of common stock, or by the pledgees or donees of the selling stockholders or by other transferees that receive the shares of common stock in transfers other than public sales. We will not receive any of the proceeds from the sale of these shares. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants, which is $14.133 per share as of the date of this prospectus.

      Our common stock is traded on the Nasdaq National Market under the symbol "VXGN." On November 25, 2002, the last reported sales price for our common stock was $18.96 per share.

      Investing in our common stock involves a high degree of risk. You should consider carefully the risk factors beginning on page 3 of this prospectus before making a decision to purchase our stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

               The Date of this Prospectus is November ___, 2002.

You may rely only on the information contained in this prospectus. We have not authorized anyone to provide information or to make representations not contained in this prospectus. This prospectus is neither an offer to sell nor a solicitation of an offer to buy any securities other than those registered by this prospectus, nor is it an offer to sell or a solicitation of an offer to buy securities where an offer or solicitation would be unlawful. Neither the delivery of this prospectus, nor any sale made under this prospectus, means that the information contained in this prospectus is correct as of any time after the date of this prospectus.

                                TABLE OF CONTENTS

                              --------------------

                                                                           PAGE
                                                                           ----

Forward-Looking Statements................................................   1
VaxGen, Inc...............................................................   1
Risk Factors..............................................................   3
Use of Proceeds...........................................................  13
Selling Stockholders......................................................  14
Plan of Distribution......................................................  17
Legal Matters.............................................................  19
Experts...................................................................  19
Where you Can Find More Information.......................................  19

      AIDSVAX(R) is a registered trademark of VaxGen, Inc.

      Unless the context otherwise requires, the terms "we," "our" and "VaxGen" refer to VaxGen, Inc., a Delaware corporation.

                           Forward-Looking Statements

      This prospectus includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this prospectus, the words "anticipate," "believe," "estimate," "will," "may," "intend" and "expect" and similar expressions identify certain of such forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. Actual results, performance or achievements could differ materially from historical results or those contemplated, expressed or implied by the forward-looking statements contained in this prospectus. Important factors that could cause actual results to differ materially from our forward-looking statements are set forth in this prospectus, including under the heading "Risk Factors." Except as required by law, we undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

                                  VaxGen, Inc.

      VaxGen is focused on the commercial development of biologic products for the prevention and treatment of human infectious diseases and is currently developing vaccines against HIV and anthrax. VaxGen was formed in November 1995 to continue development of, and commercialize, AIDSVAX(R), a vaccine candidate designed to prevent infection by the human immunodeficiency virus, or HIV. The original AIDSVAX technology was developed by Genentech, Inc. and then licensed exclusively to us. VaxGen is currently testing AIDSVAX in humans in two large-scale Phase III clinical trials. These are the first and so far only Phase III clinical trials ever conducted for a preventive HIV vaccine. If the Phase III clinical trials demonstrate that the vaccine candidate is effective, we plan to apply to the United States Food and Drug Administration, or FDA, and foreign regulatory authorities for licenses to manufacture and sell AIDSVAX in the United States, Thailand and elsewhere.

      AIDSVAX is designed to prevent infection by HIV, rather than treat established infection. AIDSVAX contains synthetic copies of the proteins from the surface of HIV. Since the vaccine contains no genetic material, AIDSVAX is incapable of causing HIV infection. Humans vaccinated with AIDSVAX form antibodies against HIV. In laboratory tests these antibodies bind to the virus and neutralize its infectivity. Vaccination with AIDSVAX stimulates immune memory, training the immune system to mobilize rapidly upon exposure to HIV.

      We have developed formulations of AIDSVAX that focus on the predominant HIV subtype in North America, Europe, the Caribbean, and Australia (subtype B) and the predominant HIV subtype in Southeast Asia and parts of East Asia (subtype E). We have commenced two Phase III clinical trials, one in North America and Europe and one in Thailand, to determine the efficacy of AIDSVAX. We expect to announce the primary results from our Phase III trial in North America and Europe in the first quarter 2003. We expect to announce primary results from our Phase III trial in Thailand in the second half of 2003. Our laboratory, with funding from the National Institutes of Health or NIH, is also working on a formulation of AIDSVAX for use in Sub-Saharan Africa, India and China, although this formulation has yet to be tested in humans.

      Our strategy is to develop, test and obtain regulatory approval for various formulations of AIDSVAX. The first two approvals we plan to obtain are in North America/Europe for the formulation being tested in the North America/Europe trial and in Thailand for the formulation being tested in the Thai trial. We intend to use Celltrion, a South Korean manufacturing joint venture in which we hold a significant interest, and/or other third parties, as our partner(s) for manufacturing and distribution. Genentech has an exclusive option to market and sell AIDSVAX products in North America. If Genentech does not exercise its exclusive marketing and sales option, we have the right to pursue third party arrangements for the marketing and sales of AIDSVAX products in North America.

      On September 30, 2002, VaxGen was selected by the NIH to develop an anthrax vaccine candidate for civilian use. VaxGen was awarded a $13.6 million contract to conduct Phase I human trials and to develop a feasibility plan outlining how we would manufacture 25 million doses of the anthrax vaccine if we were selected for such a contract. We believe we would be eligible to receive another $13.6 million contract to conduct a Phase II trial of the anthrax vaccine candidate if we successfully complete the Phase I trial and feasibility plan.

      We have incurred losses since inception as a result of research and development and general and administrative expenses in support of our operations. We anticipate incurring substantial losses over at least the next three to four years as we complete our clinical trials, apply for regulatory approvals, continue development of our technology and expand our operations.

      We were incorporated in Delaware in November 1995. Our principal executive offices are located at 1000 Marina Boulevard, Suite 200, Brisbane, CA 94005, and our telephone number is (650) 624-1000. Our website is http://www.vaxgen.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this document. Our website address is included in this document as an inactive textual reference only.

      VaxGen, the VaxGen logo and AIDSVAX are trademarks of VaxGen, Inc. All other brand names or trademarks appearing in this prospectus are the property of their respective holders.

                                  Risk Factors

      You should carefully consider the following risk factors, in addition to the other information set forth in this prospectus, before purchasing our common stock. Each of these risk factors could adversely affect our business, operating results and stock price.

                         Risks Relating to our Business

If we are unable to commercialize our sole product candidate, AIDSVAX, we will not have revenues to continue operations.

AIDSVAX is our only product candidate. We do not know whether the current or planned formulations of AIDSVAX will be effective in preventing HIV infection. The overall scientific knowledge of HIV is limited. Although our research has indicated that AIDSVAX contains a protein that is critical in the infection process, other proteins and elements may be necessary to develop an effective vaccine.

Our success may depend entirely on the success of AIDSVAX. In particular, we must be able to:

o     establish the safety, purity, potency and efficacy of AIDSVAX in humans;

o obtain regulatory approvals for AIDSVAX, including a pre-approval inspection of a manufacturing facility; and

o     successfully commercialize AIDSVAX through collaborative relationships.

If we are unable to commercialize AIDSVAX, we do not have other products from which to derive revenue.

We may not be able to obtain regulatory approval to market AIDSVAX in the United States or abroad on a timely basis, or at all.

Clinical testing is a long, expensive and uncertain process. We cannot assure you that the data collected from our clinical trials will be sufficient to support approval of AIDSVAX by the FDA or any foreign regulatory authorities, that the clinical trials will be completed on schedule or, even if the clinical trials are successfully completed and on schedule, that the FDA or any foreign regulatory authorities will ultimately approve AIDSVAX for commercial sale.

To gain FDA regulatory approval for the sale of AIDSVAX in the United States, we believe, based on discussions with the FDA and the recommendations of its Vaccine and Related Biological Products Advisory Committee, that we will need to demonstrate that the AIDSVAX vaccine reduces the level of HIV infection by at least 30% at a 95% confidence level of statistical significance. While these discussions and the vote of the Vaccine and Related Biological Products Advisory Committee are not binding on the FDA, they are generally followed. A confidence level of 95% means that if the clinical trial were repeated, 95 times out of 100 we would see at least a 30% greater reduction in HIV infections among volunteers who received AIDSVAX compared with volunteers who received a placebo. In the context of our North American/European clinical trial, which represents a small sampling from the entire population, this means that, in order to establish at least a 30% efficacy at a statistically significant level, there must be an observed reduction in the incidence of HIV in the group receiving the vaccine compared to the control group of between 45% to 65%, or possibly a higher percentage, depending on various factors that will have a bearing on the statistical significance of the clinical trial results. These factors include the number of patients ultimately retained in the study, the rate of HIV infection in the control group and the length of time associated with the clinical observation period. We anticipate that the efficacy required to obtain regulatory approval to market AIDSVAX in foreign countries will vary from one country to another and may differ significantly from that required by the FDA.

Delay in completing our clinical trials could jeopardize our ability to obtain regulatory approval to market AIDSVAX in the United States or abroad on a timely basis.

Completion of our clinical trials, and announcements of the results of such trials, could be delayed for a variety of reasons, including:

o     lower-than-anticipated retention rate of volunteers in the trial;

o     serious adverse events related to the vaccine; or

o different interpretations of our preclinical and clinical data, which could lead initially to inconclusive results.

Our inability to complete our clinical trials in a timely manner could jeopardize our ability to obtain domestic or foreign regulatory approval.

If we fail to comply with extensive regulations enforced by domestic and foreign regulatory authorities, the commercialization of AIDSVAX could be prevented or delayed.

AIDSVAX is subject to extensive government regulations related to development, clinical trials, manufacturing and commercialization. The process of obtaining and complying with FDA, other governmental and foreign regulatory approvals and regulations is costly, time consuming, uncertain and subject to unanticipated delays. It also subjects us to the following risks and obligations, among others.

o The FDA or foreign regulators may refuse to approve an application if they believe that applicable regulatory criteria are not satisfied.

o The FDA or foreign regulators may require additional testing for safety and efficacy.

o If regulatory approval of a product is granted, the approval may be limited to specific indications or limited with respect to its distribution; for example, the FDA may approve the licenses for only high-risk populations.

o The FDA or foreign regulators may not approve the AIDSVAX manufacturing processes or manufacturing facilities, or may require additional clinical studies to establish the safety, purity and potency of AIDSVAX.

o Even if United States regulatory approval for AIDSVAX is obtained, the license will be subject to continual review, and newly discovered or developed safety or efficacy data may result in revocation of the marketing license.

o If regulatory approval of the vaccine candidate is granted, the marketing of AIDSVAX would be subject to adverse event reporting requirements and the FDA's general prohibition against promoting products for unapproved or "off-label" uses.

o We will be subject to continual regulatory review and periodic inspection and approval of manufacturing modifications, including compliance with the FDA's Good Manufacturing Practices regulations.

In addition, the FDA stringently applies regulatory standards for manufacturing. Failure to comply with any of these post-approval requirements can, among other things, have resulted in warning letters, product seizures, recalls, fines, injunctions, suspensions or revocations of marketing licenses, operating restrictions and criminal prosecutions.

There can be no assurance that we will avoid incurring significant costs to comply with such laws and regulations in the future, or that such laws or regulations will not have a material adverse effect on us.

We have limited experience in developing other types of vaccines and products, such as an anthrax vaccine, and may be unable successfully to develop other vaccines and products, which could adversely affect our ability to execute our business strategy, our business and our financial condition.

Part of our business strategy is to develop biologic products for the prevention and treatment of human infections diseases. In September 2002, we were awarded a contract from NIAID to develop a new anthrax vaccine and to create a feasibility plan to manufacture an emergency stockpile of 25 million doses. Since our inception, we have focused our research and development efforts exclusively on development of AIDSVAX and have limited experience in the development of other types of vaccines and products. We may be unable successfully to develop an effective anthrax vaccine, and also may be unsuccessful in our future efforts to develop other types of vaccines and products, which failure could adversely affect our ability to execute our business strategy, our business and our financial condition.

We have only a limited operating history and we expect to continue to generate losses.

To date, we have engaged primarily in research, development and clinical testing. At

September 30, 2002, we had an accumulated deficit of approximately $120.0 million. We sustained net losses of approximately $2.1 million in 1996, $3.1 million in 1997, $9.2 million in 1998, $23.3 million in 1999, $31.8 million in 2000 and $24.4 million in 2001. We expect to incur substantial losses for at least an additional three to four years.

If we need additional funds, and are unable to raise them, we would have to curtail or cease operations.

We cannot be certain that our existing capital resources, together with the funding from the Centers for Disease Control and Prevention and the funding from the National Institute of Allergy and Infectious Diseases, will be sufficient to support our current and planned operations through commercialization of AIDSVAX. We do not expect AIDSVAX to be commercially available until at least the fourth quarter of 2004. The North American/European Phase III clinical trial is anticipated to be completed in the fourth quarter of 2002. Once the trial is completed, we will need to analyze the data and, if favorable, prepare our Biologics License Application for submission to the FDA, which typically takes between six and 12 months to be accomplished. The FDA review process could take at least an additional six months. We anticipate that it would take at least six months after obtaining regulatory approval for the pilot manufacturing facility, or another third party, to begin commercialization of AIDSVAX.

We may need to raise additional funds if:

      o AIDSVAX is not sufficiently safe, pure and potent to commercialize in its current formulation;

      o our Phase III clinical trials are delayed, are not successful or are more costly than currently estimated;

      o     commercialization of AIDSVAX is delayed for any other reason;

      o     we need to manufacture AIDSVAX ourselves using our own facilities;
            or

      o     additional trials are required.

We cannot assure you that we will be able to raise sufficient funds in the future. If we fail to raise sufficient funds, we would have to curtail or cease operations. We believe that our existing cash and cash equivalents and investment securities, together with investment income and funds from collaborative arrangements, will enable us to meet our forecasted expenditures through the anticipated completion of our North American/European and Thai Phase III clinical trials and into the second half of 2003. However, we may need to raise additional funds to support the necessary manufacturing and development programs required to obtain regulatory approval.

In February 2002 we entered into a joint venture, Celltrion, with a group of South Korean investors for the purpose of building and operating a manufacturing facility in Incheon, South Korea, and a smaller manufacturing facility in South San Francisco. We have not yet completed the full capitalization of, or the transfer of all technology to, Celltrion. If:

o the investors in Celltrion are unable or unwilling for any reason to complete funding Celltrion;

o Celltrion is otherwise unable to secure or raise the anticipated, or necessary, funding;

o we are for any reason unable to transfer to Celltrion the technology necessary for the manufacture of AIDSVAX; or

o for any other reason Celltrion is not properly capitalized or does not receive the necessary technology for the manufacture of AIDSVAX,

Celltrion will be unable to complete its capitalization, and would be unable to build a manufacturing facility in Incheon, South Korea or in South San Francisco. Even if Celltrion successfully builds its manufacturing facilities, there can be no assurance that the facilities will pass domestic or foreign regulatory approvals or be able to manufacture AIDSVAX or other vaccines or products in commercial quantities, or at all, or that they will be able to manufacture AIDSVAX or other vaccines or products on a cost-effective basis. There also can be no assurance that the building of either manufacturing facility will be completed on time and will not be subject to cost overruns.

Funding of our South Korean manufacturing joint venture is not yet completed, and even if completed, the joint venture may not be successful at manufacturing or supplying AIDSVAX or other vaccines or products in necessary quantities, or at all.

Our proposed South Korean international manufacturing operations may expose us to numerous business risks.

South Korea is still in the process of developing its economic, social and other infrastructure and is susceptible to various uncertainties. The political, social and economic situation of South Korea may not continue to provide an environment in which we would be able to manufacture AIDSVAX cost-efficiently or at all. The South Korean government may impose regulations or restrictions that would make it difficult, impractical or impossible, whether economically, legally or otherwise, for us to conduct our business there. Our future South Korean manufacturing operations may expose our business to numerous risks that could harm our business, including:

o     international currency fluctuations;

o     general strikes or other disruptions in working conditions;

o     political instability;

o     trade restrictions or changes in tariffs;

o the difficulties associated with staffing and managing international operations;

o     generally longer receivables collection periods;

o unexpected changes in or imposition of new legislative or regulatory requirements;

o     potentially limited protection for intellectual property rights; and

o     potentially adverse taxes.

We face competition from several companies with greater financial, personnel and research and development resources than ours.

The goal of developing an HIV vaccine is an area of interest to competitors, and several companies with substantially greater financial, personnel and research and development resources than ours have announced that they are trying to develop an HIV vaccine and are planning, conducting or have completed Phase I or Phase II clinical trials. Although our research has indicated that AIDSVAX contains a protein that is critical in the infection process, other proteins and elements may be necessary to develop an effective vaccine, and several of our competitors are working to develop vaccines that activate a different arm of the immune system. In addition, several of these companies are developing new "drug cocktails" and other treatments that may mitigate the impact of the disease. Even if we complete our Phase III clinical trials, obtain FDA and other required regulatory approvals and commercialize AIDSVAX, our competitors may develop vaccines or treatments that are as or more effective, or less complex or less expensive to produce, than AIDSVAX.

Adverse publicity regarding the safety or side effects of AIDSVAX could harm our business and cause our stock price to fall.

Despite the favorable safety tests that have been completed with respect to AIDSVAX and our clinical trials, there still may be potential side effects or safety concerns that have not yet come to light. If our studies or other researchers' studies were to raise or substantiate concerns over the safety or side effects of AIDSVAX or vaccine development efforts generally, our reputation and public support for our clinical trials could be harmed, which would harm our business and could cause our stock price to fall.

Failure to hire and retain key management employees could adversely affect our ability to obtain financing, develop AIDSVAX, conduct clinical trials or execute our business strategy.

We are highly dependent on our senior management and scientific staff, particularly Lance Gordon, Ph.D., our Chief Executive Officer, Donald Francis, M.D., D.Sc., our President, and Phillip Berman, Ph.D., our Senior Vice President, Research & Development. These individuals have played a critical role in raising financing, negotiating business development opportunities, developing the vaccine and conducting clinical trials. The loss of the services of any of these key members of senior management and scientific staff may prevent us from achieving our business objectives.

If we are unable to protect our intellectual property, we may be unable to prevent other companies from using our technology in competitive products. If we infringe the intellectual property rights of others, we may be prevented from developing or marketing AIDSVAX.

We rely on patent and other intellectual property protection to prevent our competitors from manufacturing and marketing AIDSVAX. Our technology, including technology licensed from Genentech, will be protected from unauthorized use by others only to the extent that it is covered by valid and enforceable patents or effectively maintained as trade secrets. As a result, our success depends on our ability, and Genentech's ability, to:

o     obtain patents;

o     protect trade secrets;

o     operate without infringing upon the proprietary rights of others; and

o     prevent others from infringing on our proprietary rights.

We cannot be certain that our patents or patents that we license from Genentech will be enforceable and afford protection against competitors. We cannot assure you that our operations or technology will not infringe intellectual property rights of others. If we infringe the intellectual property of others, there can be no assurance that we would be able to obtain licenses to use the technology on commercially reasonable terms or at all.

We may become subject to product liability claims, which could reduce demand for AIDSVAX or other vaccines or products or result in damages that exceed our insurance limitation.

We face an inherent risk of exposure to product liability suits in connection with AIDSVAX vaccines being tested in human clinical trials, and any other vaccines or products that may in the future be tested in human clinical trials, and products that may be sold commercially. We may become subject to a product liability suit if AIDSVAX or any other vaccine or product we develop causes injury, or if vaccinated individuals subsequently become infected with HIV or otherwise suffer adverse effects from our vaccines or products. Regardless of merit or eventual outcome, product liability claims may result in decreased demand for a vaccine or product, injury to our reputation, withdrawal of clinical trial volunteers and loss of revenues.

Political or social factors may delay or reduce revenues by delaying or impairing our ability to market AIDSVAX.

Products developed for use in addressing the HIV/AIDS epidemic have been, and will continue to be, subject to competing and changing political and social pressures. The political and social response to the HIV/AIDS epidemic has been highly charged and unpredictable. Political or social pressures may delay or cause resistance to bringing our product to market or limit pricing of our product.

                Risks Relating to our Relationship with Genentech

We intend to rely on third parties for the sale, marketing and commercialization of AIDSVAX. Our lack of sales and marketing personnel and distribution relationships may impair our ability to generate revenues.

We have no sales, marketing or commercialization capability. Genentech currently has an exclusive option to market and sell AIDSVAX in North America. If Genentech does not elect to exercise its option to market and sell the product in North America, we will need to identify and engage another partner to market and commercialize AIDSVAX. We cannot assure you that we would be able to establish marketing or commercialization arrangements with third parties in a timely manner or on favorable terms, or at all.

If Genentech were to terminate our license agreement, we would not be able to develop or market AIDSVAX.

Our license agreement with Genentech, as amended effective as of May 1, 2002, permits Genentech to terminate the agreement, or terminate the exclusivity of our license, if we:

      o fail to use due diligence in developing, seeking regulatory approval for, marketing or commercializing products covered by the amended Genentech license agreement;

      o fail to file the first market approval application for AIDSVAX with the FDA prior to May 1, 2004; provided, that this date may be extended to May 1, 2006 if our phase III clinical trials do not meet all of their primary endpoints; or

      o breach the license agreement and fail to cure the breach within the time period provided in the agreement.

     Risks Related to the Issuance of Series A Preferred Stock and Warrants

We may be obligated to redeem the Series A Preferred Stock, the common stock issued on exercise of the warrants and/or the warrants at a premium to the purchase or exercise price.

On May 23, 2001 we completed a private placement in which we issued 20,000 shares of our Series A 6% Cumulative Convertible Preferred Stock and common stock purchase warrants for aggregate proceeds of $20.0 million. The terms of our Series A preferred stock, and the warrants, give the selling stockholders the right to require us to redeem all of the outstanding Series A preferred stock, common stock issued on exercise of the warrants, and/or the warrants, under certain circumstances, including:

o     on May 23, 2004, with respect to the Series A preferred stock;

o upon a change of control, at a 15% premium to the purchase price, plus accrued dividends, with respect to the Series A preferred stock;

o     a 20% premium, if:

o a registration statement relating to the shares of common stock held by the selling stockholders is not effective for the time periods described in the registration rights agreement;

o our stock is delisted or not quoted on an approved stock exchange or on the Nasdaq National Market or Small Cap Market for 5 consecutive trading days;

o we do not have a sufficient number of shares of common stock authorized to satisfy our obligations in connection with the conversion of the Series A preferred stock or exercise of the warrants;

o we commit a material breach under, or otherwise materially violate the terms of, the transaction documents entered into in connection with the issuance of the Series A preferred stock and the warrants; or

o we are insolvent or take other actions, or allow actions to be taken, as part of a bankruptcy proceeding.

Our redemption of the Series A preferred stock, common stock issued on conversion of the Series A preferred stock or on exercise of the warrants, and/or the warrants, would require the expenditure of a significant amount of cash that would substantially exceed the proceeds that we received in the private placement and could exceed our ability to make such payment or raise additional capital.

We cannot issue common stock to a selling stockholder, whether as a dividend or in redemption of securities, if after such issuance such selling stockholder would be deemed the beneficial owner of more than 9.9% of our common stock.

Under the terms of the agreements between us and the selling stockholders, we are, under limited circumstances, permitted to satisfy dividend and redemption obligations through the issuance of common stock rather than the payment of cash. We are not permitted to issue common stock to a selling stockholder if after such issuance such selling stockholder would be deemed the beneficial owner of more than 9.9% of our common stock (excluding shares beneficially owned in connection with the Series A preferred stock and the common stock warrants issued to the holders of Series A preferred stock). If we are unable to issue common stock to satisfy our dividend and redemption obligations, we would be required to use cash to satisfy our obligations, which could adversely affect our business and operating results.

Our stockholders could experience substantial dilution as result of the terms of our Series A preferred stock and warrants issued in the private placement to the selling stockholders or our ability to issue additional preferred stock.

The 5,000 remaining outstanding shares of Series A preferred stock are currently convertible into approximately 353,782 shares of common stock, obtained by dividing $5 million by $14.133, which is the current conversion price of the Series A preferred stock. The outstanding warrants are currently exercisable for 530,672 shares of common stock, at an exercise price of $14.133 per share. The number of shares of common stock issuable by us upon conversion of the Series A preferred stock and exercise of the warrants can increase substantially in certain events, including our issuance of common stock at prices less than the then-existing conversion price of the Series A preferred stock or the exercise price of the warrants.

In addition, we are permitted under limited circumstances to satisfy dividend and redemption obligations on the preferred stock through the issuance of common stock rather than through the expenditure of cash. Any increase in the number of shares of common stock issuable pursuant to the terms of the Series A preferred stock and the warrants, or our issuance of common stock to the selling stockholders to satisfy our dividend and redemption obligations, may result in a decrease in the value of the outstanding shares of our common stock.

Our board of directors has the authority to establish the designation of 19,979,500 additional shares of preferred stock that are convertible into common stock without any action by our stockholders, and to fix the rights, preferences, privileges and restrictions, including voting rights, of such shares. The issuance and conversion of any such preferred stock would further dilute the percentage ownership of our stockholders.

The perceived risk of dilution or any actual dilution occasioned by Series A preferred stock; the warrant or additional preferred stock may cause our stockholders to sell their shares, which would contribute to the downward movement in stock price of the common stock. In addition, the significant downward pressure on the trading price of the common stock could encourage investors to engage in short sales, which would further contribute to a downward pricing of the common stock.

If the holders of the Series A preferred stock and the warrants elect to have the Series A preferred stock and the warrants assumed by a potential acquirer of VaxGen, or redeemed by VaxGen, the acquirer could be deterred from completing the acquisition.

The Series A preferred stock and the warrants permit the holders to elect to have their shares of Series A preferred stock and the warrants remain outstanding after an acquisition of VaxGen, and to have the acquirer assume all of our obligations to the holder. The Series A preferred stock also permits the holders of Series A preferred stock to require us to repurchase the Series A preferred stock, at a premium, in connection with an acquisition. The ability to force an acquirer to assume the Series A preferred stock and the warrants, and the ability to force us to repurchase the Series A preferred stock at a premium, in the event of a merger could deter a potential acquirer from completing an acquisition of VaxGen.

Among our obligations that an acquirer might be forced to assume which would act as a deterrent are:

o the price adjustment provisions, which could have an adverse effect on the market value of the acquirer's outstanding securities;

o the obligation to register the resale of the common stock issuable upon conversion of the Series A preferred stock and the warrants, which could result in the sale of a substantial number of shares in the market;

o     the obligation to pay dividends on the Series A preferred stock;

o the obligation to redeem the Series A preferred stock, including redemption at a premium to the purchase price, on the occurrence of certain events or on May 23, 2004;

o the obligation to pay the holders of Series A preferred stock the amount invested plus accrued dividends before any other stockholder receives any payment if we are liquidated; and

o the obligation to seek the consent of the holders of the Series A preferred stock before we can take certain actions, including but not limited to amending our certificate of incorporation or bylaws, issuing securities that have senior or equal rights as the Series A preferred.

We may be required to obtain the consent of the holders of Series A preferred stock before taking corporate actions, which could harm our business.

Our certificate of incorporation requires us to obtain the consent of the holders of the Series A preferred stock before we may issue securities that have senior or equal rights as the Series A preferred stock or incur unsecured indebtedness for borrowed money, or take other actions with respect to the Series A preferred stock or securities that have fewer rights than the Series A preferred stock. We are also required to obtain the consent of the holders of the Series A preferred stock before we amend or modify our certificate of incorporation or bylaws to change any of the rights of the Series A preferred stockholders. While these obligations may deter a potential acquirer from completing a transaction with us, they may also prevent us from taking corporate actions that would be beneficial to us and our stockholders.

                                 Use of Proceeds

      We will not receive any proceeds from the sale of common stock by the selling stockholders. The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, NASDAQ listing fees, and fees and expenses of our counsel and our accountants.

      A portion of the shares covered by this prospectus are, prior to their resale pursuant to this prospectus, issuable upon exercise of common stock purchase warrants. Upon any exercise of the warrants by payment of cash, we will receive the exercise price of the warrants, which is $14.133 per share as of the date of this prospectus. To the extent we receive cash upon any exercise of the warrants, we expect to use that cash for general corporate purposes. All of the net proceeds from the offer and sale of our common stock will go to the selling stockholders.

                              Selling Stockholders

      The table below presents information regarding the selling stockholders and the shares that they may offer and sell from time to time under this prospectus. The table assumes that the selling stockholders sell all of the shares offered under this prospectus. However, because the selling stockholders may offer from time to time all or some of their shares under this prospectus, or in another permitted manner, no assurances can be given as to the actual number of shares that will be sold by the selling stockholders or that will be held by the selling stockholders after completion of the sales. Furthermore, the number of shares of common stock actually issuable to the selling stockholders on the conversion of the Series A preferred stock, exercise of the warrants, and issuable pursuant to common stock dividends on the Series A preferred stock may be adjusted based on changes to the conversion price of the Series A preferred stock or the exercise price of the warrants while they are outstanding. Information concerning the selling stockholders may change from time to time and any changed information will be presented in a supplement to this prospectus if and when necessary and required.

      The number of shares set forth in the table represents an estimate of the number of shares of common stock to be offered by the selling stockholders and includes:

      o 1,602,328 shares previously registered pursuant to a registration statement on Form S-3 (File No. 333-63258) that remain eligible to be sold as of the date of the filing of this registration statement and 789,815 shares of common stock issued and issuable in connection with common stock dividends on the Series A preferred stock and additional shares of common stock that may be issued upon adjustments to the conversion price of the Series A preferred stock and exercise price of the warrants held by the selling stockholders. The number of shares that relates to the shares issuable in connection with future common stock dividends on the Series A preferred stock assumes that the Series A preferred stock remains outstanding until its scheduled redemption date and a good faith estimate of the stock price at the time of the expected dividend issuances.

      Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission that deem shares to be beneficially owned by any person who has voting or investment power with respect to the shares. Common stock issuable upon conversion of

Series A preferred stock or exercise of warrants that are currently convertible, exercisable or exercisable within 60 days of October 31, 2002 are considered to be outstanding and to be beneficially owned by the person holding the Series A preferred stock and warrants for the purpose of computing percentage ownership. Based on the 14,493,774 shares of common stock outstanding as of October 31, 2002, and assuming that the selling stockholders sell all of the shares offered under this prospectus, the selling stockholders will beneficially own less than one percent of our outstanding shares of common stock after the completion of this offering.

---------------------------------------------------------------------------------------------------------------------
                                                    Shares
                                                  Beneficially                                    Shares Beneficially
                                                 Owned Prior to       Shares Offered by this        Owned After the
       Selling Stockholder                       the Offering(1)           Prospectus(2)                Offering
---------------------------------------------------------------------------------------------------------------------
Halifax Fund, L.P.(3)                               1,230,419               1,444,275                       --
---------------------------------------------------------------------------------------------------------------------
Societe Generale(4)                                   243,225                 473,915                       --
---------------------------------------------------------------------------------------------------------------------
Carpe Diem Long Short Fund, LLC(5)                    145,935                 284,349                       --
---------------------------------------------------------------------------------------------------------------------
SDS Merchant Fund, L.P.(6)                             97,329                 189,604                       --
---------------------------------------------------------------------------------------------------------------------
    TOTALS:                                         1,716,908               2,392,143                       --
---------------------------------------------------------------------------------------------------------------------

      (1) Assumes conversion and exercise of outstanding Series A preferred stock and warrants held by the selling stockholders as of November 26, 2002, at a price of $14.133 per share. Under certain circumstances, the conversion price for the Series A preferred stock and the exercise price for the warrants can fluctuate significantly. Thus, the number of shares of common stock that the selling stockholders may acquire upon conversion of the Series A preferred stock and exercise of warrants could significantly increase over time in the event of price adjustments to the conversion or exercise price.

      (2) Includes (a) 2,027,480 shares previously registered pursuant to the registration statement on Form S-3 (File No. 333-63258) plus (b) 789,815 additional shares of common stock being registered pursuant to this registration statement less (c) 425,152 shares sold pursuant to the registration statement on Form S-3 (File No. 333-63258) as of the date of filing this registration statement. The number of shares covered by this registration statement relating to the estimated accrued dividends assumes that the Series A preferred stock remains outstanding until its scheduled redemption date and a good faith estimate of the stock price at the time of the expected dividend issuances.

      (3) Shares beneficially owned prior to the offering includes (a) 832,414 shares of common stock owned pursuant to the conversion of its Series A preferred stock and (b) 398,005 shares of common stock issuable on exercise of a warrant. Shares offered by this prospectus includes (a) 832,414 shares of common stock owned pursuant to the conversion of its Series A preferred stock, (b) 398,005 shares of common stock issuable on exercise of a warrant and (c) 213,856 shares as its pro rata portion of additional shares that may be issued upon an adjustment to the exercise price of its warrant. Since Halifax has converted all of its Series A preferred stock, it will not receive future dividend payments with respect to such shares.

      (4) Shares beneficially owned prior to the offering includes (a) 176,891 shares of common stock issuable on conversion of 2,500 shares of Series A preferred and (b) 66,334 shares of common stock issuable on exercise of a warrant. Shares offered by this prospectus includes
            (a) 176,891 shares of common stock issuable on conversion of 2,500 shares of Series A preferred stock, (b) 66,334 shares of common stock issuable on exercise of a warrant, (c) 100,000 shares as its pro rata portion of common stock issuable in connection with dividends on the outstanding shares of Series A preferred stock and
            (d) 130,690 shares as its pro rata portion of additional shares that may be issued upon an adjustment to the conversion price of the Series A preferred stock and the exercise price of the warrant.

      (5) Shares beneficially owned prior to the offering includes (a) 106,135 shares of common stock issuable on conversion of 1,500 shares of Series A preferred stock and (b) 39,800 shares of common stock issuable on exercise of a warrant. Shares offered by this prospectus includes (a) 106,135 shares of common stock issuable on conversion of 1,500 shares of Series A preferred stock, (b) 39,800 shares of common stock issuable on exercise of a warrant, (c) 60,000 shares as its pro rata portion of common stock issuable in connection with dividends on the outstanding shares of Series A preferred stock and
            (d) 78,414 shares as its pro rata portion of additional shares that may be issued upon an adjustment to the conversion price of the Series A preferred stock and the exercise price of the warrant.

      (6) Shares beneficially owned prior to the offering includes (a) 70,756 shares of common stock issuable on conversion of 1,000 shares of Series A preferred stock, (b) 26,534 shares of common stock issuable on exercise of a warrant and (c) 39 shares issued as a dividend upon the Series A preferred stock that have not been sold. Shares offered by this prospectus includes (a) 70,756 shares of common stock issuable on conversion of 1,000 shares of Series A preferred stock,
            (b) 26,534 shares of common stock issuable on exercise of a warrant,
            (c) 39 shares issued as a dividend upon the Series A preferred stock that have not been sold, (d) 40,000 shares as its pro rata portion of common stock issuable in connection with dividends on the outstanding shares of Series A preferred stock and (e) 52,275 shares as its pro rata portion of additional shares that may be issued upon an adjustment to the conversion price of the Series A preferred stock and the exercise price of the warrant.

      The documents we entered into with the selling stockholders in connection with the private financing prohibit each selling stockholder from beneficially owning more than an aggregate of 9.9% of our outstanding common stock at any time (excluding shares beneficially owned in connection with the Series A preferred stock and the common stock warrants issued to the holders of Series A preferred stock).

      Neither the selling stockholders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years other than the purchase of the securities on May 23, 2001.

                              Plan of Distribution

      We will not receive any of the proceeds of the sales of these shares.

      WHO MAY SELL AND APPLICABLE RESTRICTIONS. Shares may be offered and sold directly by the selling stockholders and those persons, pledgees, donees, transferees or other successors in interest from time to time. The selling stockholders could transfer, devise or gift shares by other means. The selling stockholders may also resell all or a portion of its shares in open market transactions in reliance upon available exemptions under the Securities Act, such as Rule 144, provided it meets the requirements of these exemptions.

      Alternatively, the selling stockholders may from time to time offer shares through brokers, dealers or agents. Brokers, dealers, agents or underwriters participating in transactions may receive compensation in the form of discounts, concessions or commissions from the selling stockholders (and, if they act as agent for the purchaser of the shares, from that purchaser). The discounts, concessions or commissions might be in excess of those customary in the type of transaction involved.

      The selling stockholders and any brokers, dealers or agents who participate in the distribution of the shares may be deemed to be underwriters, and any profits on the sale of shares by them and any discounts, commissions or concessions received by any broker, dealer or agent might be deemed to be underwriting discounts and commissions under the Securities Act. To the extent a selling stockholder may be deemed to be an underwriter, the selling stockholder may be subject to statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act.

      To comply with certain states' securities laws, if applicable, the shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless the shares have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is complied with.

      MANNER OF SALES. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The shares may be sold at then prevailing market prices, at prices related to prevailing market prices, at fixed prices or at other negotiated prices. The shares may be sold according to one or more of the following methods.

      o A block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction.

      o Purchases by a broker or dealer as principal and resale by the broker or dealer for its account as allowed under this prospectus.

      o Ordinary brokerage transactions and transactions in which the broker solicits purchasers.

      o Pledges of shares to a broker-dealer or other person, who may, in the event of default, purchase or sell the pledged shares.

      o     An exchange distribution under the rules of the exchange.

      o In private transactions between sellers and purchasers without a broker-dealer.

      o     By writing options.

      o Any combination of the foregoing, or any other available means allowable under law.

      HEDGING OR SHORT TRANSACTIONS. In addition, the selling stockholders may enter into option, derivative, hedging or short transactions with respect to the shares, and any related offers or sales of shares may be made under this prospectus. For example, the selling stockholders may:

      o enter into transactions involving short sales of the shares by broker-dealers in the course of hedging the positions they assume with the selling stockholders;

      o sell shares short itself and deliver the shares registered hereby to settle such short sales or to close out stock loans incurred in connection with its short positions;

      o write call options, put options or other derivative instruments (including exchange-traded options or privately negotiated options) with respect to the shares, or which it settles through delivery of the shares;

      o enter into option transactions or other types of transactions that require the selling stockholder to deliver shares to a broker, dealer or other financial institution, who may then resell or transfer the shares under this prospectus; or

      o loan the shares to a broker, dealer or other financial institution, who may sell the loaned shares.

      These option, derivative, hedging and short transactions may require the delivery to a broker, dealer or other financial institution of shares offered under this prospectus, and that broker, dealer or other financial institution may resell those shares under this prospectus.

      EXPENSES ASSOCIATED WITH REGISTRATION. We have agreed to pay the expenses of registering the shares under the Securities Act, including registration and filing fees, printing expenses, administrative expenses, legal fees and accounting fees. If the shares are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts, underwriting commissions and agent commissions.

      INDEMNIFICATION AND CONTRIBUTION. In the registration rights agreement that we entered into with the selling stockholders, we and the selling stockholders agreed to indemnify or provide contribution to each other and specified other persons against some liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act. The selling stockholders may also agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against some liabilities, including liabilities arising under the Securities Act.

      SUSPENSION OF THIS OFFERING. We may suspend the use of this prospectus if we learn of any event that causes this prospectus to include an untrue statement of material fact or omit to state a material fact required to be stated in the prospectus or necessary to make the statements in the prospectus not misleading in light of the circumstances then existing. If this type of event occurs, a prospectus supplement or post-effective amendment, if required, will be distributed to the selling stockholder.

                                  Legal Matters

      Gray Cary Ware & Freidenrich LLP, Seattle, Washington, will provide us with a legal opinion as to the validity of the issuance of the shares of common stock offered under this prospectus.

                                     Experts

      The financial statements of VaxGen, Incorporated (a development stage enterprise) as of December 31, 2001 and 2000, and for each of the years in the three-year period ended December 31, 2001 and for the period from November 27, 1995 (inception) through December 31, 2001, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                       Where You Can Find More Information

      The following documents that we have filed with the Securities and Exchange Commission are incorporated into this prospectus by reference:

      o Our annual report on Form 10-K, for the year ended December 31, 2001;

      o Our quarterly reports on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002;

      o Our current reports on Form 8-K, filed with the SEC on February 27, 2002, May 13, 2002, July 15, 2002, October 4, 2002, October 22,
            2002, November 7, 2002 and November 19, 2002;

      o Our annual report on Form 11-K, for the year ended December 31, 2001; and

      o The description of our common stock set forth in our registration statement on Form 8-A, filed with the SEC on June 23, 1999, including any amendments or reports filed for the purposes of updating this description.

      In addition, all documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 14(d) of the Exchange Act, prior to the termination of the offering, shall be deemed to be incorporated by reference herein.

      The information about us contained in this prospectus should be read together with the information in the documents incorporated by reference. To the extent that any statement in this prospectus is inconsistent with any statement that is incorporated by reference, the statement in this prospectus shall control. The incorporated statement shall not be deemed, except as modified or superseded, to constitute a part of this prospectus or the registration statement.

      Because we are subject to the informational requirements of the Exchange Act, we file reports and other information with the Commission. Reports, registration statements, proxy and information statements and other information that we have filed can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain copies of this material from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at rates prescribed by the Commission. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission also maintains a World Wide Web site that contains reports, proxy and information statements and other information that is filed electronically with the Commission. This web site can be accessed at HTTP://WWW.SEC.GOV.

      We have filed with the Commission a registration statement on Form S-3 under the Securities Act with respect to the common stock offered under this prospectus. This prospectus does not contain all of the information in the registration statement, parts of which we have omitted, as allowed under the rules and regulations of the Commission. You should refer to the registration statement for further information with respect to us and our common stock. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of each contract or document filed as an exhibit to the registration statement. Copies of the registration statement, including exhibits, may be inspected without charge at the Commission's principal office in Washington, D.C., and you may obtain copies from this office upon payment of the fees prescribed by the Commission.

      We will furnish without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of the information that has been incorporated by reference into this prospectus (except exhibits, unless they are specifically incorporated by reference into this prospectus). You should direct any requests for copies to:

                                  VaxGen, Inc.
                        1000 Marina Boulevard, Suite 200
                           Brisbane, California 94005
                                 (650) 624-1000
                            Attn: Investor Relations

                                  VAXGEN, INC.

                        2,392,143 SHARES OF COMMON STOCK

                                   PROSPECTUS

                               NOVEMBER ___, 2002

                                     PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

      The following are the estimated expenses to be incurred in connection with the issuance and distribution of the shares registered under this registration statement. We will pay all such expenses. All amounts are estimated except the Securities and Exchange Commission registration fee:

Securities and Exchange Commission registration fee ..............       $ 1,334
Legal fees and expenses ..........................................       $10,000
Accounting fees and expenses .....................................       $15,000
Miscellaneous ....................................................       $ 2,000
          Total ..................................................       $28,334

Item 15. Indemnification of Directors and Officers.

      Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Our Certificate of Incorporation and Bylaws provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. In addition, we have entered into indemnification agreements with our directors. We also have purchased and maintained insurance for our officers, directors, employees or agents against liabilities that an officer, a director, an employee or an agent may incur in his capacity as such.

Item 16. Exhibits.

--------------------------------------------------------------------------------------------------------------------
                                                                       Incorporated by Reference
--------------------------------------------------------------------------------------------------------------------
   Exhibit                                                                                        Exhibit    Filed
     No.                      Exhibit                          Form     File No.    Filing Date     No.     Herewith
--------------------------------------------------------------------------------------------------------------------
              Amended and Restated Certificate of
    4.1       Incorporation of Registrant                       S-1     333-78065     5-7-99       3.1
--------------------------------------------------------------------------------------------------------------------
              Certificate of Designations, Rights and
              Preferences of Series A 6% Cumulative
    4.2       Convertible Preferred Stock                       8-K     000-26483     5-24-01      3.1
--------------------------------------------------------------------------------------------------------------------
              Amendment to the Amended and Restated
    4.3       Certificate of Incorporation of Registrant        S-8     333-84922     3-26-02      4.3
--------------------------------------------------------------------------------------------------------------------
    4.4       Amended and Restated Bylaws of Registrant         S-1     333-78065     6-11-99      3.2
--------------------------------------------------------------------------------------------------------------------
              Securities Purchase Agreement by and among
    4.5       Registrant and Certain Stockholders               8-K     000-26483     5-24-01      10.1
--------------------------------------------------------------------------------------------------------------------
              Registration Rights Agreement by and among
    4.6       Registrant and Certain Stockholders               8-K     000-26483     5-24-01      10.2
--------------------------------------------------------------------------------------------------------------------
    4.7       Form of Common Stock Purchase Warrant             8-K     000-26483     5-24-01      4.1
--------------------------------------------------------------------------------------------------------------------
              Specimen Stock Certificate for Common Stock
    4.8       of Registrant                                     S-1     333-78065     6-11-99      4.1
--------------------------------------------------------------------------------------------------------------------
     5        Opinion of Gray Cary Ware & Freidenrich LLP                                                      X
--------------------------------------------------------------------------------------------------------------------
              Consent of Gray Cary Ware & Freidenrich LLP
    23.1      (included in Exhibit 5)                                                                          X
--------------------------------------------------------------------------------------------------------------------
    23.2      Consent of KPMG LLP                                                                              X
--------------------------------------------------------------------------------------------------------------------
    24.1      Power of Attorney (see page II-4)                                                                X
--------------------------------------------------------------------------------------------------------------------

Item 17. Undertakings.

      The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                    SIGNATURE

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this post-effective Amendment No. 1 to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Brisbane, State of California, on this 26th day of November, 2002.

                                       VAXGEN, INC.


                                       By  /s/ Lance K. Gordon
                                         --------------------------------------
                                         Lance K. Gordon, Ph.D.
                                         Chief Executive Officer
                                         (Principal Executive Officer)

                        SIGNATURES AND POWER OF ATTORNEY

      Each person whose signature appears below hereby constitutes and appoints Lance K. Gordon and Carter A. Lee, or either of them, as his or her attorney-in-fact, each with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this registration statement on Form S-3, including post-effective amendments and any and all new registration statements filed pursuant to Rule 462 under the Securities Act, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each said attorney-in-fact or his or her substitute or substitutes may do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

             Signature                                       Title                             Date
-------------------------------------        ------------------------------------        -----------------


 /s/ Lance K. Gordon                         Chief Executive Officer and Director        November 26, 2002
-------------------------------------           (Principal Executive Officer)
Lance K. Gordon, Ph.D.


 /s/ Carter A. Lee                             Senior Vice President, Finance &          November 26, 2002
-------------------------------------       Administration (Principal Financial and
Carter A. Lee                                        Accounting Officer)


 /s/ Donald P. Francis                              President and Director               November 26, 2002
-------------------------------------
Donald P. Francis, M.D., D.Sc.


 /s/ Phillip W. Berman                        Senior Vice President, Research &
-------------------------------------              Development and Director              November 26, 2002
Phillip W. Berman, Ph.D.


 /s/ David W. Beier                                        Director                      November 26, 2002
-------------------------------------
David W. Beier


 /s/ Randall L-W Caudill                                   Director                      November 26, 2002
-------------------------------------
Randall L-W Caudill, Ph.D.


 /s/ Stephen C. Francis                                    Director                      November 26, 2002
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Stephen C. Francis


 /s/ William D. Young                                      Director                      November 26, 2002
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William D. Young

                                  EXHIBIT INDEX
                                  -------------

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                                                                       Incorporated by Reference
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   Exhibit                                                                                        Exhibit    Filed
     No.                      Exhibit                          Form     File No.    Filing Date     No.     Herewith
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    4.1       Amended and Restated Certificate of               S-1     333-78065     5-7-99       3.1
              Incorporation of Registrant
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    4.2       Certificate of Designations, Rights and           8-K     000-26483     5-24-01      3.1
              Preferences of Series A 6% Cumulative
              Convertible Preferred Stock
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    4.3       Amendment to the Amended and Restated             S-8     333-84922     3-26-02      4.3
              Certificate of Incorporation of Registrant
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    4.4       Amended and Restated Bylaws of Registrant         S-1     333-78065     6-11-99      3.2
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    4.5       Securities Purchase Agreement by and among        8-K     000-26483     5-24-01      10.1
              Registrant and Certain Stockholders
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    4.6       Registration Rights Agreement by and among        8-K     000-26483     5-24-01      10.2
              Registrant and Certain Stockholders
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    4.7       Form of Common Stock Purchase Warrant             8-K     000-26483     5-24-01      4.1
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    4.8       Specimen Stock Certificate for Common Stock       S-1     333-78065     6-11-99      4.1
              of Registrant
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     5        Opinion of Gray Cary Ware & Freidenrich LLP                                                      X
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    23.1      Consent of Gray Cary Ware & Freidenrich LLP                                                      X
              (included in Exhibit 5)
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    23.2      Consent of KPMG LLP                                                                              X
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    24.1      Power of Attorney (see page II-4)                                                                X
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